EXHIBIT 99.1


                   JUDICIAL ARBITRATION AND MEDIATION SERVICE

                                 No. 1110009147


STEVEN MAYER, Claimant,
                                       vs.

PRIMECORE MORTGAGE TRUST, INC., MICHAEL HEREN, ERIC HANKE, ROBERT PUETTE, MICHAEL RIDER, AND BELLAVISTA CAPITAL, INC., Respondents.


ARBITRATOR'S OPINION AND DECISION (EXCLUSIVE OF THE ISSUE OF ATTORNEY'S FEES AND MOTION TO ADD CLAIMANTS)

         The above-entitled matter was arbitrated before The Honorable Eugene F. Lynch (Ret.) at JAMS San Francisco Office on September 25, 2006 and November 13-15, 2006. The parties filed post-arbitration briefs, and the matter was argued in person at JAMS, San Francisco, on March 1, 2007. The matter has stood submitted as of that date.

         Claimant was an investor in Respondents' real estate investment trust ("REIT"). Claimant's claim against Respondents' REIT is fraud, i.e., 1) intentional misrepresentation and 2) negligent misrepresentation. Claimant's claim of fraud is based solely on the SEC filings of the REIT, which he contends contained a number of misrepresentations upon which he reasonably relied.

         Claimant's primary claim, and what he refers to as "the trigger," is that the 1999 earnings set forth in the SEC filings were misrepresented and had to be restated in 2002, resulting in a loss of approximately $9.5 million, which loss carried through from 1999-2002. He contends had he known of this misrepresentation, he would have sold his shares in 1999 and not sustained losses by holding on to them.

         In addition to the restatement contention, Claimant also makes a number of other claims regarding misrepresentations in the SEC filings, which can be summarized as follows:
     1) False statements in the private placement memorandum ("PPM") relating to the contention that the "Windy Hill Loans" met the investment criteria set out in the PPM.
     2) That the personal guarantees referred to in the SEC filings were illusory, i.e., untrue.
     3) That the loan-to-value ("LTV") ratios of the loans statements were false.
     4) That loans on single family homes were represented as not to exceed $2.5 million, and in fact, over time many did.
     5)   The loans had 12-18 months maturities.
     6)   Management's conflict of interest regarding its commissions.

         As heretofore stated, the essence of Claimant's claim is 1) intentional misrepresentation in the official SEC filings, and 2) negligent misrepresentation in said filings. Claimant agrees that his claims of fraud as aforestated were solely based on material contained in the SEC filings and not based on any statements or communications to him by the Respondents' employees or representatives.

         As set forth in the California Jury Instruction Publication ("CACI"),
Section 1900, to establish intentional misrepresentation Claimant must prove that Respondents misrepresented a material fact, that the claimed misrepresentation was in fact false, that Respondents knew that the representation was false when made or that it was made recklessly and without regard for its truth, that it was intended that Claimant rely on this representation, that Claimant did in fact rely on the representation and was harmed, and that Claimant's reliance was a substantial factor in causing him damages.

         The elements for negligent misrepresentation are set forth fairly succinctly in CACI Section 1903. Once again, Claimant has to prove that the representation of Respondents was in fact false and that Respondents had no reasonable grounds for believing the representation was true when made; it was intended that Claimant rely on said representation and in fact, did, and as a result suffered damages, and his reliance was a substantial factor in causing said damages.

         The major witnesses who testified at the hearing were the Claimant, Steven Mayer; John LaBella, a CPA expert for Claimant; John Caldwell, a CPA working for Arthur Andersen as a partner in 1999 and who headed the team that audited the REIT in 1999; Eric Hanke, the Chief Investment Officer for Respondents; Michael Rider, CEO and CFO for Respondents; Jan Harper, an appraiser; Professor William Holder, a CPA with a Ph.D in Business Administration who testified as an expert for Respondents.

         The Arbitrator will not summarize the testimony of witnesses but rather will discuss said testimony as it affects the various contentions of the Claimant, which have been outlined above.

         The Arbitrator will comment, however, at the beginning regarding the speculative nature of the REIT in question.


         Claimant testified that he looked upon it as a conservative investment, but at least in the Arbitrator's opinion, it is exceptionally speculative. The REIT in question does not invest in property; rather it loans money to builders that will not be paid back until after the project in question is built and sold, i.e., no interest is paid until the property is actually sold.


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If, for example, a loan is being made at 60 percent of estimated value, the REIT and the builder must first estimate the cost of the project, determine that it in fact can be built in said 12-18 months, and also, what the probable sales price will be in some 12-18 months, or so, in the future. You are, therefore, estimating what the market will be for say a single family home some 18 months in the future and you are also assuming that the contractor will not have cost or time overruns but rather will be able to build the house in question for the estimated price and on time. It also would appear that the builders in question are coming to the REIT for construction loans because they are not able to get them from a bank and, therefore, paying high interest rates for the loans. In addition to this, the accounting rules call for recognition and distribution of interest as it accrues rather than when it is actually paid, which also adds to the speculative nature of the venture. In short, the entire purpose of the investment is to get a higher interest rate than one would be able to get from a more conservative investment.

         Claimant argues that there would have been nothing risky about these loans if in fact the Respondents' representations had been true, but regardless of who is right or wrong on the issue of the fraud claims, the fact remains that these are by their very nature extremely risky and speculative investments.

The Restatement Issue

         The auditor for Respondents' company for the year 1999 was Arthur Andersen. Because Arthur Andersen went out of business, the Respondents chose new auditors in 2002, namely, Grant Thornton. In August of 2002, Grant Thornton determined that Loan #2289 was impaired, and in their opinion, had been impaired as far back as November 1999 on the basis that there was not sufficient collateral for the Loan at the time, and the personal guarantees for this loan did not come on until a later date. This conflicts with Arthur Andersen's opinion that in 1999 there was sufficient collateral for Loan #2289. Claimant's CPA expert, John LaBella, testified that the Restatement (Exhibit 33) in August of 2002 was proper as the Loan should have been determined in November of 1999 to be impaired as the guarantees for the Loan did not come on until afterward, and the Loan was technically in default, and therefore it should have been recognized in 1999 as impaired.(1) The Restatement was set forth in the 10K for 2002 which was released in 2003.

         As stated, this position is disputed by John Caldwell, a CPA for Arthur Andersen, who was involved in the audits of the Respondents in 1999, 2000, and 2001. His testimony was that in 1999 the borrower on this Loan was in default and the lender was in the process of determining how to complete foreclosure in the process of taking over the property. Caldwell testified that it was concluded by his audit team that there was sufficient collateral to support the Loan. Hence, they determined it was not impaired. With sufficient collateral there was no need to consider the issue of the guarantees which came about later.


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


         He also testified that he was never consulted regarding Grant Thornton's Restatement regarding this Loan.

         Michael Rider testified that in his opinion, the Loan clearly was not impaired as there was sufficient collateral. He also stated that in 1999 there was a very fast rising real estate market which other evidence supports. He commented on the collateral for Loan #2289, which is set forth in Exhibit 42. The #2289 Loan was for $12 million, with $11.2 million advanced as of November 1999. The equity at the time, which means the estimated profit after paying off the construction Loan, was listed at $14,225,000, which also indicates the Loan was not impaired.

         Rider also testified that they had Arthur Andersen review the evaluation methodology of Respondents for evaluating property and Andersen determined that it was a valid and viable method (Exhibit 10).

         Rider testified he reluctantly agreed to Grant Thornton's position of finding Loan #2289 impaired as of 1999 because Grant Thornton was insistent that that be the case. Rider testified that he felt they were definitely wrong, but the reason he went along with it in the final analysis was it was not easy at the time to get a new auditor, it did not look good to be disagreeing with the auditor one had, and since the Loan was impaired anyway as of 2002, the issue was solely the date, and to fire Grant Thornton meant going through the SEC, which created problems for the company. Accordingly, Rider testified he reluctantly went along with Grant Thornton and signed the official SEC filings indicating the impairment of the Loan as of 1999.

         In his closing argument, counsel for Claimant made the argument that in light of the aforestated testimony Rider should not be believed and in addition since he signed on officially with the Grant Thornton view, the Respondents should be estopped to deny that the Loan was not impaired as of 1999. Therefore, Claimant argues the Arbitrator cannot find to the contrary.

         Of course, the issue for the Arbitrator is not whether the Loan was impaired as of 1999. The issue is has Claimant established by a preponderance of evidence that in 1999 the Respondents in fact knew the Loan was impaired and lied about it (intentional misrepresentation) or had no reasonable grounds for believing that it was not impaired (negligence misrepresentation).






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




         There is substantial evidence that the Loan was not impaired: the testimony of Caldwell and the findings of his audit team; the fact that the documents at the time indicate that the Loan had sufficient collateral; the fast rising market for real estate prices in 1999; and also the fact that in Grant Thornton's report on page 2621, they made a statement inconsistent with their opinion that the Loan was in default in 1999. Therein they stated:

"In May-June of 2002 it became evident as a result of the decline in prices of high end real estate, that the proceeds of the pledged real estate collateral would not be sufficient to repay Loan #2447 (this had been Loan #2289)."

         In addition, Professor Holder testified loans are either impaired or not; there is no "maybe" about this concept, and in his opinion, Andersen was correct that the Loan was not impaired in 1999 because at the time there was sufficient collateral and the Loan did not become impaired until May-June of 2002.

         As stated, however, the Arbitrator does not have to go so far as to find that the Loan was not impaired in 1999; he only has to determine whether Respondents were guilty of intentional or negligent misrepresentation in 1999 as regards the Loan. Frankly, there just is no evidence indicating that in 1999 the Respondents knew the Loan was impaired or had any reasonable grounds for even believing it was. As stated, there is still a very serious dispute as to whether the Loan was in fact impaired as far back as 1999. This clearly supports the opinion of the Respondents that they, along with Arthur Andersen, honestly felt that in 1999 the Loan was not impaired, and there was substantial evidence supporting this opinion, which in the final analysis is a judgment call.

The PPM Issue

         This issue appears to the Arbitrator, anyway, to have been first raised by Claimant in his closing brief. Claimant testified that in deciding to make his investment in Respondents' company, he relied on statements made in the original PPM. Claimant's contention in this regard is that there were misleading statements made in the PPM regarding the Windy Hill loans. In his closing argument, claimant's attorney stated that the PPM promised three things regarding loans for single family homes: 1) that the Respondents would generally make loans of $2.5 million; 2) that they would generally be for 12-18 months maturities, and 3) they would have a loan-to-value ratio of approximately 60 percent at origination. He then contends that in referring to the Windy Hill loans on page 5 of Exhibit 3 (the PPM) it was stated "Primecore's mortgage directors have reviewed these loans and have determined that each of these loans meet our investment criteria."

         Claimant then argues, which is a fact, namely, that the Windy Hill loans which were in existence at the time, did not meet that particular investment criteria and that accordingly this constitutes a material misrepresentation on which Claimant reasonably relied.


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


         There is a serious question whether the investment criteria language applied to the Windy Hill loans or whether this has been taken out of context by Claimant, but regardless, it seems clear that even if the language "meeting the investment criteria" applied to the Windy Hill loans, the Claimant admittedly was not deceived and did not rely on this to make his investment.

         On page 506 of the arbitration transcript, Claimant agreed in his testimony that he knew these loans were part of Windy Hill and recognized by the company at the time not to be in conformance with their ongoing and forward loan policies. On pages 604-605 (transcript) in referring to the affiliate loans, he testified that he knew they were historical and were treated differently than other loans. Claimant then went on to state that he believed other loans would be in accordance with the general statement and it is clear, at least to the Arbitrator, that he does not appear to be attaching the same significance to the Windy Hill loans as he stated on page 605 that these loans have a unique relationship with the affiliates and he accepted the fact that these were exceptions to the general lending criteria and not the rule.

Loan-to-Value Ratio (LTV) Issue

         The loan-to-value ratio between the estimated sale price and the amount of the loan was originally 60 percent and that went to 65-70 percent in 2001, which information was conveyed in the 10K of that year (Exhibit 21).

         Claimant does not disagree that there was no evidence produced at the arbitration that any of the original loans were over the LTV percentage when made. In addition, there was no representation ever made in any of the filed documents that the LTV referred to anything more than the LTV made at the origination of the loan, i.e., there was no representation that these LTV percentages would continue for the life of the loan. In fact, Claimant appeared to concede that in his closing argument, namely, that the LTV percentage only applied at the time of origination. Claimant's basic argument is that over time the LTV on many of the loans increased substantially and in a number of instances came close to the actual estimated sales price so that it was incumbent upon the Respondents to notify investors of that fact. It should be noted that Claimant cites no legal authority for the proposition that Respondents have such an obligation to disclose this change. Furthermore, non-disclosure is not a false misrepresentation, which is the gravamen of the action. It should also be noted that at no time did the Claimant request of the Respondents such information.2 The Arbitrator finds no legal merit in this claim.






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



The Issue of Personal Guarantees

         In March 22, 2000, three entities: Primecore Funding, 99 Investors, a separate company owned by Susan Fox, and Susan Fox, personally, executed certain guarantees and pledges regarding "transactions by and between the REIT and Windy Hill" (Exhibit 7, p.2).

         Claimant's contention that these guarantees were illusory is based primarily on the fact that when the default occurred regarding those loans, the guarantors ended up paying nothing.

         What happened, however, was a renegotiation between the REIT's Board of Directors and the guarantors.

         Respondents recognized that the guarantors would have to pay off their obligation over a period of time and therefore management decided to restructure the Fox management agreement so as to substantially lower the management and termination fees in exchange for nonpayment of the guarantees. Rider testified that the Board of the REIT decided this would be more beneficial to the company and that this transaction saved the company some $20 million in fees. This appears to be a valid business decision.

         The Arbitrator finds the guarantees were not illusory but valid and as represented in the SEC filings and that there was valid and proper consideration received for their release.

         Furthermore, during the four years that the oral and written guarantees were in place, some $15 million was paid by Primecore Funding because of the guarantees (see Rider testimony, Tr. p. 835).(3)

         The Arbitrator finds no misrepresentations regarding the "guarantees".

Issue of Loans Exceeding $2.5 Million

         This issue relates solely to the limit on the amount of money being loaned on single family homes as the REIT made a number of loans for multi-family dwellings and it is agreed that there were no statements in any SEC filing of any $2.5 million limit on those loans (Tr. p. 439).

         There is no question that in the original SEC filings there was a statement that loans on single family homes were generally limited to a figure of $2.5 million. It is also clear that in the years in question loans were made on homes that substantially exceeded the $2.5 million figure.



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         The issue, then, becomes whether there was a material misrepresentation in the SEC filings on which Claimant relied to his detriment.

         Rider testified that because the price for single family homes was rising so dramatically in the 1999-2001 timeframe, the REIT had to increase their loan limits above the $2.5 million figure to be competitive with the home market in the Silicon Valley area. Accordingly, Respondents took out all reference to limiting said loans to $2.5 million from the SEC filings after the year 2001. A review of subsequent filings indicates this testimony is accurate.

         Respondents' position which appears, from an examination of the various 10Qs and 10Ks, to be correct is that all loans on single family homes for over $2.5 million were disclosed in said SEC filings (see Exhibit 14, pp. 5-6;
Exhibit 15, pp. 11-12; Exhibit 16, pp.11-12; Exhibit 17, p. FS1; Exhibit 18, p. 19; Exhibit 19, pp. 19-20; Exhibit 20, p. 16).(4)

         In the closing argument, Respondents' counsel noted that there was no testimony or offered exhibits indicating any single family loans over $2.5 million that were not disclosed, and this appears to be not refuted.

         In addition, there appears to be a serious question of the materiality of any representation regarding loans being limited to $2.5 million for the following reasons.

         In the year 2001, the 10Qs indicate the economy was slowing and home sales were down with notices of defaults and foreclosures (Exhibit 19, p. 18;
Exhibit 20, p. 19; Exhibit 21, p. 14). Mayer, himself, testified that by December 2001 he recognized that the market had turned and some of the REIT investments were in trouble (Exhibit 21).

         Despite this, Mayer turned down an opportunity in early December 2001 to redeem some 60,000 shares and on May 20, 2002, he buys more shares!

The Loans Having 12-18 Month Maturities and Management's Potential Conflict of Interest Regarding Their Commissions

         In the pre-arbitration briefing this appeared to be claims by Claimant but they appear to have now been withdrawn.

         In any event, the Arbitrator remembers no evidence of any significant amount of loans on single family homes having a repayment date past 12-18 months.






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


         As to the conflict issue, Claimant testified (Tr. pp. 410-412; 422-425) that he understood from the time he invested how the managers were to be paid and recognized that there was a potential conflict of interest involved. He also agreed this was fully disclosed in the PPM and that the REIT had been upfront about it (Tr. pp. 295-297).

Decision

         Accordingly, for reasons stated in some detail in the body of this Opinion, the Arbitrator finds no intentional or negligent material representations made by Respondents in their SEC filings and finds in favor of Respondents on all Claimant's claims.(5)

         This leaves two issues to be decided and the Arbitrator will specifically reserve jurisdiction regarding them:

         1) Claimant's motion to add Claimants John Kozak and Mayer Trustee. Respondents have objected to this. In light of the Arbitrator's ruling is this still an issue that needs to be decided?

         2) Both sides contended in their briefs that they are entitled to recover attorney fees and costs. This issue needs to be briefed, including the issue of the basis for the claim of right to recover said costs.

         The parties should agree on a briefing schedule and if there is a dispute about this, they should set up a telephone conference call with the Arbitrator by contacting his Case Manager Claire Vranicar at 415/774-2613.

         IT IS SO ORDERED.

         DATED: April 24, 2007



                                    The Honorable Eugene F. Lynch (Ret.)
                                    Arbitrator











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


     (1) Claimant agreed that the "default" in question does not mean the Loan was impaired as it was a procedure to transfer title from the Ward Group to the REIT.

     (2) Professor Holder testified credibly that he knew of no accounting principle that would mandate Respondents putting in their SEC filing anything about the fact that the LTV percentage decline or increase over time.

     (3) Claimant's CPA expert criticized the fact that the approximate $15 million came from earnings of the REIT paid out as commissions, etc. However, once validly paid, the guarantors are free to use this money as they wish and therefore there appears to be no justification to the contention that this was somehow not a proper guarantee payment.

     (4) Some of these page numbers were added in handwriting during the arbitration as certain of the exhibits did not contain numbered pages.

     (5) Claimant also has a cause of action for simple negligence. Respondents' position is that it's barred by the two-year Statute of Limitations as Claimant was aware of all claims and losses no later than October 2002 and when the case was filed in court in March 2005 (prior to arbitration), there was no cause of action for simple negligence. This appears to be correct, but even if the claim is timely, it doesn't affect the Arbitrator's ruling as Claimant still must prove a material misrepresentation in the SEC filings on which he reasonably relied, which he has failed to do.





















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